Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Cerus Corporation

(Exact name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	—	—	—	—	—	—
	Equity	Preferred Stock, $0.001 par value per share	—	—	—	—	—	—
	Debt	Debt Securities	—	—	—	—	—	—
	Other	Warrants	—	—	—	—	—	—
	Unallocated (Universal) Shelf	—	457(o)	(1)	(2)	$96,800,000	0.00011020	$10,668
Fees previously paid	Equity	Common Stock, $0.001 par value per share	457(o)			$96,800,000	0.00010910	$10,560 (3)
	Total Offering Amounts				—	$96,800,000	—	—
	Total Fees Previously Paid				—	—	—	$10,560 (3)
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	—	—	$108 (3)

(1)

There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock, such indeterminate principal amount of debt securities and such indeterminate number of warrants to purchase common stock, preferred stock or debt securities as shall have an aggregate initial offering price not to exceed $96,800,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $96,800,000, less the aggregate dollar amount of all securities previously issued hereunder. The securities registered also include such indeterminate amount of all securities previously issued hereunder. The securities registered also include such indeterminate number of shares of common stock, preferred stock and amount of debt securities as may be issued upon conversion of or exchange for debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(3)

The registrant previously paid a fee of $10,560 related to $96,800,000 of the registrant’s common stock that may be issued and sold under a sales agreement with Cantor Fitzgerald & Co. and Stifel, Nicolaus & Company, Incorporated, which is applied to the registrant’s total registration fee.